Exhibit 99.2

Krystal Biotech Announces Closing of Initial Public Offering and Full Exercise of

Underwriters’ Option to Purchase Additional Shares

Pittsburgh, Pennsylvania – September 22, 2017 – Krystal Biotech, Inc. (“Krystal”), a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases, today announced the closing of its initial public offering of 4,554,000 shares of common stock at a price to the public of $10.00 per share, which includes 594,000 shares of common stock issued upon full exercise by the underwriter of their option to purchase additional shares. Aggregate gross proceeds to Krystal were $45,540,000, before underwriting discounts, commissions and expenses. Krystal’s common stock is traded on the NASDAQ Capital Market under the ticker symbol “KRYS.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book-running manager in connection with the offering.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission. This offering was made only by means of a prospectus. A copy of the prospectus related to the offering may be obtained from: Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by calling (212) 409-2000, or by emailing prospectus@ladenburg.com.

ABOUT KRYSTAL BIOTECH

Krystal Biotech, Inc. (NASDAQ: KRYS) is a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases. For more information, please visit http://www.krystalbio.com.

CONTACT

Ashley R. Robinson

LifeSci Advisors

arr@lifesciadvisors.com